Exhibit 16.1

April 25, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by TPG RE Finance Trust, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Form S-11, of TPG RE Finance Trust, Inc. dated April 25, 2017. We agree with the statements concerning our Firm in such Form S-11.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, NY

Change in Accountants

Previous Independent Auditor

On September 21, 2016, a committee of our board of directors dismissed PricewaterhouseCoopers LLP (“PwC”) as our independent auditor.

The report of PwC on our consolidated financial statements for the year ended December 31, 2015 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. PwC did not audit our consolidated financial statements for any period subsequent to December 31, 2015.

During the year ended December 31, 2015 and the subsequent interim period through September 21, 2016, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference thereto in their report on our financial statements for such year.

We have requested that PwC furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated April 25, 2017, is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

New Independent Registered Public Accounting Firm

On January 23, 2017, Deloitte & Touche LLP was engaged as our independent registered public accounting firm. During the year ended December 31, 2016 and the subsequent interim period preceding the engagement of Deloitte & Touche LLP, we did not consult with Deloitte & Touche LLP regarding: (1) the application of accounting principles to a specified transaction, either completed or proposed; (2) the type of audit opinion that might be rendered on our financial statements, and Deloitte & Touche LLP did not provide any written report or oral advice that Deloitte & Touche LLP concluded was an important factor considered by us in reaching a decision as to any such accounting, auditing or financial reporting issue; or (3) any matter that was either the subject of a disagreement with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure or the subject of a reportable event.